Exhibit 4.1

EMERGENT CAPITAL, INC., as

Issuer and
WILMINGTON TRUST, NATIONAL ASSOCIATION, as

Indenture Trustee

First Supplemental Indenture

Dated as of January 10, 2018
to
Amended and Restated Indenture

Dated as of July 28, 2017

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FIRST SUPPLEMENTAL INDENTURE, dated as of January 10, 2018 (the “First Supplemental Indenture”), between EMERGENT CAPITAL, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called the “Issuer”), having its principal office at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Indenture Trustee (solely in such capacity, the “Indenture Trustee”).

RECITALS OF THE ISSUER

The Issuer and the Indenture Trustee are parties to that certain Amended and Restated Indenture dated as of July 28, 2017 (the “Indenture”), providing for the issuance of the Issuer’s 8.5% senior secured notes due July 15, 2021.

Section 8.02(a) of the Indenture provides that, with the written consent of each affected Holder, the Issuer and the Indenture Trustee may enter into an indenture supplement to amend certain provisions of the Indenture.

All the conditions and requirements necessary to make this First Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Notes, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1.    Relation to Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2.    Definitions. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this First Supplemental Indenture.

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ARTICLE II

AMENDMENTS

Section 2.1.    Definition of Trust Estate. Clauses (ii) and (iii) of the definition of “Trust Estate” set forth in the Granting Clause of the Indenture are hereby amended and restated in their entirety as follows:

“(ii) (a) 65% of the issued and outstanding Equity Interests of Red Reef, (b) 65% of the issued and outstanding Equity Interests of OLIPP IV, and (c) the Pledged OLIPP Note (the “Pledged Collateral”);

(iii) (a) 65% of any dividends and distributions of OLIPP IV and (b) 65% of any dividends and distributions of Red Reef;”

Section 2.2. Deletion of Defined Terms. Section 1.01 of the Indenture is hereby amended by deleting the following defined terms in their entirety: “Blue Heron”, “Irish Profit Participating Notes”, “Irish Share Charge”, “Non-Pledged Irish Profit Participating Note”, “Pledged Irish Profit Participating Note” and “Pledged Irish Profit Participating Note Assignment”.

Section 2.3.    Definition of Change of Control. Clause (vi) of the definition of “Change of Control” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“(vi) the direct or indirect sale, transfer, conveyance or other disposition of any Equity Interest in any Pledged Subsidiary to a Person that is not an Affiliate of the Issuer.”

Section 2.4.    Definition of Excluded Property. The definition of “Excluded Property” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

““Excluded Property” means:
(a)      any distributions from OLIPP IV or Red Reef not derived from the Pledged Collateral; and
(b)      any property or assets owned by the Issuer or any of its Affiliates, including rights to any Litigation Proceeds, that, if included as part of the Collateral, would result in a default or event of default under the Credit Facility.”
Section 2.5.    Definition of Pledge Agreement. The definition of “Pledge Agreement” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

““Pledge Agreement” means the pledge and security agreement made by Issuer in favor of Indenture Trustee as secured party, dated as of March 11, 2016 and as reaffirmed as of July 28, 2017, and as further amended by the amendment to pledge and security agreement dated January 10, 2018.”

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Section 2.6.    Definition of Pledged OLIPP Note. Section 1.01 of the Indenture is hereby amended by adding the following definition in the appropriate alphabetical order:

““Pledged OLIPP Note” means that certain Promissory Note, dated as of December 29, 2016, in the principal sum of $69,629,940 issued by OLIPP IV to Blue Heron Designated Activity Company and assigned to Issuer, and pledged by Issuer to the Indenture Trustee as part of the Trust Estate for the benefit and security of the Secured Parties.”

Section 2.7.    Definition of Pledged Subsidiary. The definition of “Pledged Subsidiaries” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

““Pledged Subsidiaries” means Red Reef and OLIPP IV, as more particularly described on Schedule 1.01(B).”
Section 2.8.    Definition of Security Documents. The definition of “Security Documents” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

““Security Documents” means this Indenture, the Pledge Agreement, the Pledged OLIPP IV Note together with note power annexed thereto, any Account Control Agreement, and any other security agreement of any kind, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating security interests in the Collateral as contemplated by this Indenture.
Section 2.9.    Amendment and Restatement of Section 5.05. Section 5.05 of the Indenture is hereby amended and restated in its entirety as follows:

“SECTION 5.05. Control by Specified Percentage of Holders. The Required Holders (or such other percentage as expressly provided for herein) may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or of exercising any trust or power conferred on the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Indenture Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Indenture Trustee in personal liability. Prior to taking any action under this Indenture, the Indenture Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. The Holders understand and agree that in fulfilling its role as Indenture Trustee under any Account Control Agreement , the Pledged OLIPP Note and the Pledge Agreement, the Indenture Trustee shall act solely in accordance with the written direction of the Required Holders, except as expressly set forth in Section 5.03 and 5.06(a)(ii). Without limiting the generality of the foregoing, by accepting delivery of a Note or any portion thereof the Holders hereby authorize and direct the Indenture Trustee to execute and deliver the Pledge Agreement, in the form presented to it by the Issuer or its purported counsel or other representative on the date hereof. The delivery to the Indenture Trustee of an Opinion of Counsel as described in Section 4.11 with respect to the Pledged OLIPP Note, any Deposit Account Control Agreement or any Litigation Proceeds Account Control Agreement or as described in Section 4.13 with respect to any New Issuer Deposit Account Control Agreement shall be deemed to be conclusive

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authorization by the Holders on which the Indenture Trustee may exclusively rely, and by its receipt of such an Opinion of Counsel the Indenture Trustee shall be fully protected, in executing and delivering each such agreement and any document or instrument contemplated thereby, without any obligation to determine or confirm the advisability or suitability thereof on behalf of the Holders.”
Section 2.10.    Amendment and Restatement of Section 6.02(t). Section 6.02(t) of the Indenture is hereby amended by deleting the reference to the phrase “and the Irish Share Charge” therein.

Section 2.11.    Schedule 1.01(B). Schedule 1.01(B) of the Indenture is hereby amended and restated in its entirety in the form set forth in Exhibit A attached hereto.

ARTICLE III MISCELLANEOUS PROVISIONS
Section 3.1.    Ratification of Indenture.     Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2.     Recitals, etc.    The recitals contained herein shall not be taken as the statements of the Indenture Trustee, and the Indenture Trustee does not assume any responsibility for their correctness. The Indenture Trustee does not make any representation as to the validity or sufficiency of this First Supplemental Indenture or any related document or as to the perfection or priority of any security interest herein or therein. The Indenture Trustee shall not be accountable for the use or application by the Issuer of the proceeds from the Notes.

Section 3.3.    Direction to Indenture Trustee. The Issuer hereby authorizes and directs the Indenture Trustee to execute and deliver this First Supplemental Indenture.

Section 3.4 Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.5.     Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year written above.

EMERGENT CAPITAL, INC.

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By:_/s/ Miriam Martinez_______________
Name: Miriam Martinez
Title: Senior Vice President and CFO

WILMINGTON TRUST NATIONAL ASSOCIATION,
solely as Indenture Trustee and not in its individual capacity

By:_/s/ Robert J. Donaldson_______________
Name: Robert J. Donaldson
Title: Vice President

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Exhibit A

Schedule 1.01(B)
Pledged Subsidiaries

Company Name	Jurisdiction of Organization	Organizational Identification Number	Federal Identification Number
Red Reef Alternative Investments, LLC*	Delaware	5433325	46-4120302
OLIPP IV, LLC*	Delaware	4966935	45-3115563

*65% Pledge

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